EXHIBIT 99.2

6055 Lusk Boulevard San Diego, CA 92121 Tel: 858 202-4900 Fax: 858 450-6849

STRESSGEN ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND
CHIEF EXECUTIVE OFFICER

FOR IMMEDIATE RELEASE	April 13, 2005

Victoria, British Columbia CANADA and San Diego, California USA – Stressgen Biotechnologies (TSX:SSB) announced today that it has appointed Gregory M. McKee as the Company’s President and Chief Executive Officer.  Mr. McKee is currently the Company’s Chief Financial Officer and Vice President of Corporate Development. “Dan Korpolinski has decided to pursue other interests,” said Ian Lennox, Chairman of the Board of Stressgen. “We appreciate Mr. Korpolinski’s contributions and we wish him the best in his new endeavors.”

“Greg McKee has been a valuable member of the management team playing an integral role in managing the Chief Financial Officer and Corporate Development positions,” continued Mr. Lennox. “Over the last two years, Greg has successfully advanced through two key positions and is ready to take the company into commercial development. His experience with the Company will allow for an immediate transition of responsibilities.”

“During my tenure with Stressgen, the Company has advanced the development of its lead product candidate, HspE7,” said Greg McKee, the new President and Chief Executive Officer of Stressgen.  “The entire senior management team remains focused on advancing our first proprietary fusion product to market for serious HPV-related diseases.”

Mr. McKee brings over fifteen years of biotechnology industry, finance and management experience to the Company. Before Stressgen, Mr. McKee served as Senior Director, Corporate Development for Valentis, Inc., a San Francisco-based gene delivery company where he was responsible for business development, marketing, and investor/public relations. In his capacity at Valentis, Mr. McKee concluded several meaningful business transactions. Mr. McKee’s experience also includes several management positions at Genzyme Corporation including Director – Asia where he had responsibility for Genzyme’s Singapore-based operations launching Cerezyme® and Seprafilm® into several countries in the region. In addition, Mr. McKee held positions in business development and marketing within the International and Diagnostics divisions at Genzyme’s Cambridge, Massachusetts headquarters. Prior to entering the biotechnology industry, Mr. McKee lived and worked overseas for seven years as an investment banker and aide to the former Minister of Foreign Affairs of Japan. Mr. McKee earned an MBA and M.A. from The Wharton School and The Joseph H. Lauder Institute at the University of Pennsylvania and holds a B.A. in Economics from the University of Washington.

About Conference Call:

The Company is planning to hold a conference call on Thursday, April 14, 2005 at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time).  To access the conference call, please dial 1-877-857-2512 in the U.S. and Canada.  The international dial-in number is 1-706-634-6383.  The conference ID# is 5524485.  A playback of the call will be available through April 21, 2005.  To access the playback of the conference call, please dial 1-800-642-1687 in the U.S. and Canada.  The international playback dial-in number is 1-706-645-9291.  Please reference conference ID# 5524485.

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative therapeutic vaccines for the treatment of infectious diseases and cancer. The corporation is publicly traded on the Toronto Stock Exchange under the symbol SSB.

About HspE7, Lead Product Candidate:

HspE7 is a novel CoValTM fusion therapeutic vaccine for the treatment of diseases caused by the human papillomavirus (HPV), one of the most common causes of sexually transmitted diseases in the world.  An estimated 80 percent of sexually active men and women are infected by genital HPV at some point in their lives.  Approximately 5.5 million new sexually transmitted HPV infections are reported in the U.S. each year.  At least 20 million people in the U.S. are already infected.  HPV infection can result in diseases including internal and external genital warts and precancerous conditions, such as cervical and anal dysplasia.  Precancerous HPV-related conditions can progress into life-threatening diseases, including cervical, anal, and some head and neck cancers.

About CoValTM Fusion Proteins:

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a stress protein with a protein antigen to create a single hybrid protein designed to trigger the immune system to recognize that antigen.  For more information about CoValTM fusion technology, or Stressgen, please visit the website located at www.stressgen.com.

This news release contains forward-looking statements that are subject to risks and uncertainties, including those about planned clinical trials, plans to develop HspE7 for cervical dysplasia and timelines for commercial grade material.  The actual results may differ materially from the expectations contained in our forward-looking statements due to factors including the possibility that future clinical results will not be consistent with early responses, the need for regulatory approval for HspE7, our dependence on collaborators and our need for additional capital.  For more details regarding these and other risks, see our most recent annual report on Form 10-K, filed with the U.S. Securities and Exchange Commission and Canadian regulatory authorities.

Stressgen Contacts:

Donna Slade	Jennifer Matterson

Director, Investor Relations

Communications Coordinator

6055 Lusk Boulevard	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4945	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
dslade@stressgen.com